Exhibit 99.1

Contact:
Michael L. McMullan	Tracy L. Keegan
President & CEO	Executive VP & CFO
(239) 254-2147

For Immediate Release

EARNINGS PER SHARE RISES 71% AT BANK OF FLORIDA CORP.

Loan Growth Continues at a Pace with Previous Quarters; Integration of Old Florida Acquisition Complete

Naples, Fla. – October 23, 2007—Bank of Florida Corporation (Nasdaq: BOFL), a $1.3 billion-asset multi-bank holding company based in Naples, Florida, today reported net income of $1.6 million for third quarter 2007, up 133% over the same period last year. Earnings per diluted share were $0.12, a 71% increase over third quarter 2006 on approximately 3.5 million more in average shares outstanding. The increase in shares outstanding reflects the issuance of common shares for acquisitions in the past 14 months (Old Florida Bankshares, Inc. in April 2007 and Bristol Bank in August 2006).

For the first nine months of 2007, net income reached $3.7 million or $0.32 per diluted share, up 126% and 52%, respectively, over the same 2006 period. Compared to second quarter 2007, third quarter net income increased 30%, with diluted earnings per share rising $0.02 or 20%. Growth in top-line revenue (a non-GAAP measure which the Company defines as net interest income plus noninterest income, excluding net securities gains/losses) exceeded the growth in noninterest expense for both the third quarter as all as year-to-date, signifying continued positive operating leverage.

Michael L. McMullan, Bank of Florida Corporation’s CEO and President, stated, “This was another quarter of significant accomplishments for Bank of Florida Corporation. We completed the integration of our recent $283 million-asset Old Florida acquisition into Bank of Florida—Southwest, including steps to consolidate our two operations centers, close a duplicate branch in Bonita Springs, and integrate four new branches into our business model for the delivery of premier financial services. Our Company-wide conversion to the Jack Henry “Silverlake” operating system was also completed this quarter, which has already allowed us to improve upon the product suite we offer our customers. We also expect improvement in fee income as well as in our operating costs, as the new system will allow us to reduce redundant and manual operational processes.

“The integration and conversion activities in the third quarter didn’t slow us down, however. We continued with strong loan growth, increasing $46 million during the quarter bringing our total growth for the year to $167 million, excluding the impact of the Old Florida acquisition. With Old Florida, our loans have climbed 58% to over $1.2 billion since September 30, 2006. The historically excellent asset quality in our legacy markets (Southeast Florida, Collier County, and Tampa Bay) has held strong during this period, while we continue to monitor our entire portfolio with an enhanced credit review function serving all of our markets. We did see a slight increase in total nonperforming loans during the third quarter; however, this increase was primarily related to the loans at Old Florida that we had identified prior to the close of that acquisition, and we believe that there will be no financial impact related to these loans. Additionally, in keeping with our business model, we do not have any exposure whatsoever in the Sub Prime market.”

McMullan concluded, “We are proud of our ability to have continued our loan and earning growth trends, along with maintaining strong credit quality, during this period while many of our competitors are experiencing declines in each of these areas. We have an incredible team here at Bank of Florida who have spent many hours to contribute to this achievement and to position our Company for continued momentum. It is a challenging time for financial institutions, but we feel our focused efforts have protected us from some of the challenges our competitors are currently experiencing. On those things that we can control, such as the markets we are in and the customers we serve, we are right on track. We have seen compression in our margin beyond what we anticipated, and expect for that to continue in to 2009, but believe it’s a fair price to pay for our approach to managing risk in our loan portfolio by targeting customers with strong credit histories, balance sheets, and cash flow coverage.”

Specific performance factors for third quarter 2007 are below.

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Loans totaled $1.2 billion at September 30, 2007, increasing $46 million during the third quarter, with nearly half this growth in the Tampa Bay bank. Permanent commercial real estate loans climbed by $70 million ($36 million related to office buildings), residential mortgages rose by $15 million, and commercial and industrial loans increased by $10 million. This growth was partially offset by $31 million less in construction loans outstanding along with lower raw land and development loans and reduced consumer loans; former Old Florida loans comprised $11million of the reductions in these categories. Excluding Old Florida, which had a net loan reduction of $7 million during the quarter, the Company’s loans increased $53 million, compared to the record growth set in the second quarter of $66 million and increases of $48 million and $55 in first quarter 2007 and fourth quarter 2006, respectively. Over the past 12 months, the loan portfolio has increased $422 million or 58%; excluding the Old Florida acquisition, growth has been $222 million or 30%. As of quarter end, 42% of the Company’s loans adjust within 90 days to a change in the prime rate or LIBOR, down from 49% ninety days earlier largely due to construction loan paydowns.

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Total deposits increased $15 million during the third quarter to $985 million. Core deposits, which exclude all certificates of deposit (CDs), decreased $45 million or 8%, the majority of which was related to reductions in money market deposits. Competition for business operating accounts continues to be intense; however, we have been successful in generating new accounts which have somewhat offset the decline in average balances in our existing customer base, which has been primarily associated with title companies and attorneys. National market CDs, which frequently are priced at a lower rate than retail CDs in our markets, comprise nearly all the $60 million increase in total CDs.

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Over the past 12 months, total deposits have climbed by $325 million or 49%, while core deposits have risen by $115 million or 27%. Excluding the Old Florida acquisition, total and core deposits have increased $64 million (10%) and $10 million (2%), respectively. Core deposits now represent 54% of total deposits, down from 64% one year earlier primarily due to factors impacting the banking industry in general. Steps the Company is taking to strengthen core deposit growth include offering new cash management products, including remote deposit capture and automated customer account reconciliation, which have already appealed to both existing depositors as well as prospective new customers. We have also increased new business development efforts in all of our markets including Collier and Broward Counties, which have combined market deposits of over $57 billion and where we have had a long-standing presence.

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Total borrowings, including advances from the FHLB and subordinated debt, were $135 million at September 30, 2007, up $24 million during the past 90 days due to additional FHLB borrowing. Over the past 12 months, FHLB borrowings have increased $80 million or 202% to $119 million as the Company has found this source to be an effective and somewhat cheaper supplement to retail and national market CDs. Combined borrowings and national market CDs represented 23% of total earning assets as of September 30, 2007, an increase from 11% in the past year. There is presently $200 million in combined unused borrowing availability (subject to certain pledging requirements) at the FHLB, various correspondent banks, as well as further capacity to fund earning asset growth using national market CDs.

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Net interest income from loans and investments in third quarter 2007 increased 7% or $821,000 over the second quarter, about 70% of which represents the full quarter’s impact of the Old Florida acquisition. In total, average earning assets for the third quarter rose $109 million or 10% over the second quarter, generating increased net interest income which more than offset the $92,000 impact of a narrower net interest margin. Compared to third quarter 2006, net interest income has risen over $3.6 million or 44%. Approximately 20% of the increase in net interest income caused by growth in average earning assets (up $456 million or 62%) was reduced by a decrease in net interest margin.

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The net interest margin was 3.96% for the third quarter, a decrease of 14 basis points from second quarter 2007 reflective of intense deposit competition, maturing certificates of deposit repricing at higher rates and higher-rate loans paying off earlier than anticipated. Compared to third quarter 2006, the primary drivers of the 50 basis point decrease in margin over the past 12 months are the combination of a lower proportion of demand deposit accounts (to 11% of average deposits from 14%, in part due to Old Florida’s historically relatively small portion of noninterest bearing deposits) along with a 45 basis point higher average cost of interest-bearing liabilities, reflecting increased rates paid on NOW and money market accounts and higher CD rates.

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The Federal Reserve’s September 18, 2007 half-point decrease in the Federal Funds rate may result in lower deposit rates paid over time, subject to funding needs and competition. In addition, maturities on national market CDs have been kept fairly short, which is expected to be beneficial if rolled over and repriced in a falling interest rate environment. On

1185 Immokalee Road, Naples, Florida 34110 (239) 254-2100	2

the earning asset side, fixed rate loans have recently increased as a percent of loans outstanding, as noted above, another strategy to help mitigate a portion of the Company’s asset sensitive balance sheet. Lastly, the Company entered into a 5-year $45 million, cash flow interest rate swap shortly after the close of the third quarter. While there is presently a negative 24 basis point spread between the floating rate payment and the fixed rate receipt, this spread is designed to turn positive if the prime rate falls 25 basis points, resulting in additional net interest income.

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Asset quality in the Company’s legacy franchise (which excludes Old Florida) remained at historically strong levels with nonperforming assets at $2.1 million, including a $1.5 million repossessed property which has a sale date scheduled in the fourth quarter. Including the Old Florida acquisition, nonperforming loans totaled $5.7 million or 0.49% of total loans, $2.7 million of which is related to a single commercial real estate loan, on which no loss is presently expected. This compares to $5.0 million in nonperformers or 0.45% of total loans at the end of the second quarter. Loans 30-89 days past due and still accruing were $7.4 million at September 30, 2007 or 0.64% of total loans outstanding, which includes a $5.4 million former Old Florida commercial real estate loan that is 30-59 days past due. Total past dues under 90 days were $755,000 or 0.07% of total loans at the end of second quarter 2007 and $1.2 million or 0.16% of total loans at September 30, 2006.

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The allowance for loan losses was virtually unchanged during the quarter at $11.8 million or 1.02% of total loans, representing an increase of $4.7 million or 5 basis points as a percent of total loans from September 30, 2006. Coverage of the allowance to nonperforming loans was 206%, down from 238% 90 days earlier. The Company continues to review the acquired Old Florida loans for impairment that occurred prior to acquisition date, and accordingly adjusted goodwill by approximately $1.3 million during the third quarter, including transfers from the loan loss allowance at June 30, 2007. As such, it believes that the current allowance for loan losses adequately reflects the risk inherent in the loan portfolio.

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Assets under advice at Bank of Florida Trust Company were $502 million at quarter end, up $121 million or 32% during the past 12 months. There were reductions in assets under advice during the third quarter of approximately $40 million, largely due to a combination of client withdrawals to liquidate debt and transfer of custodial assets temporarily being held as a client courtesy. Nonetheless, growth from clients acquired earlier in the year and market appreciation mitigated the reductions and, in fact, revenues increased 9% during the past 90 days compared to second quarter 2007, reflective of new business this quarter as well as a substantial transfer of assets from non-billable to billable status.

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Noninterest income was $1.3 million in the third quarter, a $37,000 or 3% decrease from second quarter 2007, primarily related to a reduction on mortgage loans sold in the secondary market. Top-line revenue (as defined above) continued to grow at a faster pace than noninterest expense, resulting in improved operating leverage. Revenues rose $784,000 (up 6%) compared to second quarter 2007 and $3.8 million (up 41%) compared to third quarter 2006. In contrast, third quarter noninterest expense increased 5% and 38% during the same two periods, respectively. The net result was $309,000 in additional pretax income from improved operating leverage in the third quarter versus second quarter 2007 and an even larger $1.0 million pretax contribution compared to the year ago quarter. Consequently, the Company’s third quarter 2007 efficiency ratio (a non-GAAP measure defined as noninterest expense divided by top-line revenue) improved to 77.3%, 1.1 percentage points better than in second quarter 2007 and 1.7 percentage points better than four quarters earlier.

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Third quarter noninterest expense increased $475,000 or 5% compared to second quarter 2007. As noted earlier, a good portion of the income statement variances between the third and second quarters of 2007 represent the full-quarter’s impact of the Old Florida acquisition versus its partial impact (the transaction closed on April 24, 2007) in the second quarter. With that, nearly half the increase in third quarter noninterest expense over the second quarter is comprised of occupancy and equipment expense and almost two-thirds represents higher general operating expense in a wide variety of categories; the balance represents a reduction in personnel expense.

The following table summarizes the Company’s results for third quarter 2007 and year-to-date versus second quarter 2007 and comparable prior year periods.

1185 Immokalee Road, Naples, Florida 34110 (239) 254-2100	3

Bank of Florida Corporation

Summary of Consolidated Financial Data

(Dollars in thousands, except per share data)

	For the Three Months Ended							For the Nine months Ended
	Sept 30, 2007	June 30, 2007	Increase/(decrease)		Sept 30, 2006	Increase/ (decrease)		Sept 30, 2007	Sept 30, 2006	Increase/ (decrease)
			$	%		$	%			$	%
Total interest income	$23,727	$21,251	$2,476	11.7%	$14,299	$9,428	65.9%	$61,710	$36,103	$25,607	70.9%
Total interest expense	11,773	10,118	1,655	16.4%	5,967	5,806	97.3%	29,490	14,216	15,274	107.4%
Net interest income before provision	11,954	11,133	821	7.4%	8,332	3,622	43.5%	32,220	21,887	10,333	47.2%
Provision for loan losses	336	624	(288)	-46.2%	840	(504)	-60.0%	1,536	2,102	(566)	-26.9%
Net interest income after provision	11,618	10,509	1,109	10.6%	7,492	4,126	55.1%	30,684	19,785	10,899	55.1%
Non interest income	1,263	1,300	(37)	-2.8%	1,062	201	18.9%	3,823	3,168	655	20.7%
Gain on sale of investments	0	0	0	N/A	0	0	N/A	0	0	0	#DIV/0!
Noninterest expense	10,220	9,745	475	4.9%	7,418	2,802	37.8%	28,319	20,223	8,096	40.0%
Income before taxes	2,661	2,064	597	28.9%	1,136	1,525	134.2%	6,188	2,730	3,458	126.7%
Provision for income taxes	1,054	824	230	27.9%	447	607	N/A	2,475	1,087	1,388	N/A
Net income (loss)	1,607	1,240	367	29.6%	689	918	133.2%	3,713	1,643	2,070	126.0%

Basic earnings (loss) per common share	$0.13	$0.10	$0.03	30.0%	$0.08	$0.05	62.5%	$0.32	$0.22	$0.10	45.5%
Diluted earnings (loss) per common share	$0.12	$0.10	0.02	20.0%	$0.07	0.05	71.4%	$0.32	$0.21	0.11	52.4%

Weighted average common shares - Basic	12,765,269	11,894,845	870,424	7.3%	9,149,185	3,616,084	39.5%	11,427,997	7,506,280	3,921,717	52.2%
Weighted average common shares - Diluted	12,874,038	12,060,332	813,706	6.7%	9,397,872	3,476,166	37.0%	11,590,101	7,763,654	3,826,447	49.3%

Return on average assets	0.49%	0.42%	0.07%	16.7%	0.35%	0.14%	-40.0%	0.43%	0.48%	-0.05%	10.4%
Return on average common equity	3.27%	2.75%	0.52%	18.9%	2.20%	1.07%	-48.6%	2.89%	3.58%	-0.69%	19.3%

Top-line revenue	$13,217	$12,433	$784	6.3%	$9,394	$3,823	40.7%	$36,043	$25,055	$10,988	43.9%
Net interest margin	3.96%	4.10%	-0.14%	-3.4%	4.46%	-0.50%	-11.2%	4.09%	4.50%	-0.41%	-9.1%
Efficiency ratio	77.32%	78.38%	-1.06%	-1.4%	78.97%	-1.65%	-2.1%	78.57%	80.71%	-2.14%	-2.7%

Average equity to average assets	14.86%	15.26%	-0.40%	-2.6%	16.05%	-1.19%	-7.4%	15.02%	13.35%	1.67%	12.5%
Average loans held for investment to average deposits
	120.19%	114.74%	5.45%	4.7%	108.00%	12.19%	11.3%	117.03%	103.14%	13.89%	13.5%
Net charge-offs to average loans	0.06%	0.00%	0.06%	N/A	0.00%	0.06%	N/A	0.05%	0.07%	-0.02%	-28.6%

	Sept 30, 2007	June 30, 2007	Increase/ (decrease)		Sept. 30, 2006	Increase/ (decrease)
			$	%		$	%
Total assets	$1,323,415	$1,280,983	$42,432	3.3%	$850,096	$473,319	55.7%
Cash & cash equivalents	17,675	34,094	(16,419)	-48.2%	48,457	(30,782)	-63.5%
Earning assets	1,202,796	1,164,703	38,093	3.3%	789,695	413,101	52.3%
Investment securities	40,815	42,290	(1,475)	-3.5%	41,995	(1,180)	-2.8%
Loans	1,152,263	1,106,375	45,888	4.1%	728,610	423,653	58.1%
Allowance for loan losses	11,754	11,804	(50)	-0.4%	7,094	4,660	65.7%
Intangible Assets	64,451	63,146	1,305	2.1%	13,225	51,226	387.3%
Deposit accounts	985,149	970,296	14,853	1.5%	660,443	324,706	49.2%
Borrowings	135,294	110,798	24,496	22.1%	50,500	84,794	167.9%
Stockholders' equity	$198,763	$196,031	$2,732	1.4%	134,463	$64,300	47.8%
Total common shares outstanding	12,779,020	12,726,131	52,889	0.4%	9,563,703	3,215,317	33.6%
Book value per common share	$15.55	$15.40	$0.15	1.0%	$14.06	$1.49	10.6%
Tangible book value per common share	$10.51	$10.44	$0.07	0.7%	$12.68	$(2.17)	-17.1%
Loan loss allowance to total loans	1.02%	1.07%	-0.05%	-4.7%	0.97%	0.05%	5.2%
Loan loss allowance to nonperforming loans	206.32%	237.58%	-31.26%	-13.16%	954.12%	-747.80%	-78.4%
Nonperforming loans to total loans	0.49%	0.45%	0.04%	8.9%	0.10%	0.39%	390.0%
Nonperforming assets to total assets	0.54%	0.39%	0.15%	38.46%	0.09%	0.45%	500.0%
Leverage (tier 1 to average total assets)	10.42%	11.59%	-1.17%	-10.1%	15.58%	-5.16%	-33.1%
Assets under advice—Bank of Florida Trust Company	$502,383	$514,192	(11,809)	-2.3%	$381,371	121,012	31.7%

BANK OF FLORIDA CORPORATION

Bank of Florida Corporation. (Nasdaq: BOFL, Newspaper listing: “BcshFla”) is a $1.3 billion-asset multi-bank holding Company located in Naples, Florida. Bank of Florida Corporation is the parent company for Bank of Florida—Southwest in Collier and Lee Counties; Bank of Florida – Southeast in Broward, Miami-Dade and Palm Beach Counties; Bank of Florida – Tampa Bay in Hillsborough and Pinellas Counties; and Bank of Florida Trust Company. Investor information may be found on the Company’s web site, http://www.bankofflorida.com, by clicking on the “Investor Relations” tab. To receive an email alert of all Company press releases, SEC filings, and events, select the “Email Notification” section.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of Bank of Florida Corporation, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect Bank of Florida Corporation financial performance and could cause actual results for fiscal 2007 and beyond to differ materially from those expressed or implied in such forward-looking statements. Bank of Florida Corporation does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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1185 Immokalee Road, Naples, Florida 34110 (239) 254-2100	4